Exhibit 107

Filing Fee Table

           S-8

(Form Type)

Davis Commodities Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security	Security	Fee	Amount	Proposed	Proposed	Fee Rate	Amount of
	Type	Class	Calculation	Registered(1)	Maximum	Maximum		Registration
		Title	or Carry		Offering	Aggregate		Fee
			Forward		Price Per	Offering
			Rule		Unit	Price(2)
Fees to Be Paid	Equity	Ordinary shares, par value $0.000000430108 per share(2)	Rule 457(c) and Rule 457(h)	2,870,050	$1.21	$3,472,760.50	0.00014760	$512.58
	Total Offering Amounts					$3,472,760.50		$512.58
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$512.58

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(1)	This registration statement on Form S-8 (this “Registration Statement”) registers ordinary shares, par value of $0.000000430108 per share (the “Ordinary Shares”), of Davis Commodities Limited (the “Registrant”) issuable pursuant to the Davis Commodities Limited 2024 Equity Incentive Plan (the “2024 Plan”). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the 2024 Plan to prevent dilution from share splits, share dividends, or similar transactions as provided in the 2024 Plan.

(2)	Estimated for the sole purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Registrant’s Ordinary Shares on September 11, 2024, as reported on the Nasdaq Capital Market.